Exhibit 10.1

NEW YORK MORTGAGE TRUST, INC.

INCENTIVE COMPENSATION PLAN FOR

THE YEAR ENDING DECEMBER 31, 2013

New York Mortgage Trust, Inc.’s Incentive Compensation Plan for the year ending December 31, 2013 (the “Plan”) is a plan under which New York Mortgage Trust, Inc. (the “Company”) intends to pay discretionary bonus awards (“Bonus Awards”) to eligible employees. Bonus Awards under the Plan will be paid annually. The amount of a Bonus Award will be based upon the Company’s and the employee’s performance during the fiscal year. The portion of the Plan payable under the Quantitative Component (as defined below) is intended to provide employees with “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

Purposes. The Plan is a component of the Company’s overall strategy to pay its employees for performance. The purposes of the Plan are to: (i) attract and retain top performing employees; (ii) motivate employees by tying compensation to the Company’s financial performance and (iii) reward exceptional individual performance that supports the Company’s overall objectives.

Effective Date. All eligible employees of the Company may participate in the Plan, except for employees who commence employment pursuant to an offer letter that excludes participation in the Plan. Those employees who are determined to be eligible for Bonus Awards under the Plan are called “Participants.” An employee must commence employment or otherwise become eligible to participate in the Plan no later than July 1 of the Plan year; provided, however that the Compensation Committee of the Board of Directors of the Company, or its delegate (the “Compensation Committee”), may make exceptions to this requirement in its sole discretion as it deems appropriate. Being a Participant does not entitle the individual to receive a Bonus Award.

Plan Year. The Plan operates on a fiscal year basis, January 1st through December 31st (the “Fiscal Year”), commencing on January 1, 2013.

Bonus Awards. Bonus Awards are discretionary payments. A Participant must be an active employee in good standing and on the Company’s payroll on the day the Bonus Award is paid to receive any portion of the bonus payment. A Participant who is not actively employed or on an approved payroll for whatever reason on the date a Bonus Award is paid is not entitled to a partial or pro rata Bonus Award. Notwithstanding the foregoing, a Participant may be eligible to receive a Bonus Award pursuant to his or her employment agreement even if such Participant is not actively employed or on an approved payroll on the date a Bonus Award is paid. Additionally, the Compensation Committee may make exceptions to the foregoing in its sole discretion as it deems appropriate. There is no minimum award or guaranteed payment. Bonus Awards will be paid within 75 days of the Fiscal Year end. A Bonus Award is calculated at the discretion of the Compensation Committee after considering the Company’s performance, the Participant’s minimum, target and maximum bonus opportunities in light of the Company’s performance and the employee’s performance for the Fiscal Year.

Components of the Plan. The Plan shall be divided into two components, a quantitative component (the “Quantitative Component”) and a qualitative component (the “Qualitative Component”). The Quantitative Component will be based on the Company’s Adjusted Return on Equity (“AROE”) as defined below. The amount of each Participant’s bonus will be contingent on the Company’s returns meeting certain performance levels (as described below).

(i)Quantitative Component. The size of the Quantitative Component shall be contingent upon the Company’s AROE exceeding specified hurdle rates for the Fiscal Year set by the Compensation Committee. The size of the Quantitative Component of each Participant’s Bonus Award shall be based on the Participant’s responsibilities at the Company. The percentages of his or her quantitative component will be as follows:

Quantitative Percentage of Bonus Award
Name
Steven R. Mumma	80%
Nathan R. Reese	65%
All Other Employees	Will vary based on employee

Adjusted Return on Equity. The Quantitative Component is based on AROE. AROE shall equal (i) (A) GAAP Net income, as reported in the annual financial statements for the Fiscal Year, excluding unrealized gains and losses related to the consolidated multi-family loans held in securitization trusts divided by (i) the annual average GAAP equity, as reported each quarter on Form 10-Q and for the fourth quarter the GAAP equity as reported on Form 10-K, adjusted for the unrealized gains and losses related to the consolidated multi-family loans held in securitization trusts included in the balance sheet for the respective period. Each quarter will be calculated and then averaged by taking the previous quarter end adjusted equity balance and the current quarter end adjusted equity balance and dividing by two to establish the quarterly average. Each quarterly average will be averaged to obtain an annual average. The Compensation Committee may elect to adjust the average GAAP equity balance for capital raises that occurred during the period to properly reflect the weighted average amount outstanding during the period.

The Quantitative Component payout amount shall be determined by Participant as follows:

Adjusted Average Return on Equity	Multiple of Base Salary		Target

	Steven Mumma	Nathan Reese
< 8%	0%	0%
10%	100%	50%
14%	200%	100%	Target
18%	300%	150%
>18%	300% -- any amounts in excess of 300% is at discretion of Compensation Committee

For all other Participants, the payout percentages will vary based on the employee. Payout percentages will be pro rated based on achievement of average AROE between specified hurdles. Actual Bonus Award earned under the Quantitative Component is calculated by multiplying the product of the applicable payout percentage by the Participant’s base salary. Notwithstanding the table above, the Compensation Committee may decide to increase or decrease the percentage payout based on the Company’s performance relative to its peers.

(ii) Qualitative Component. The percentage of the Qualitative Component for the Bonus Award by Participant shall be determined by subtracting the Participant’s Quantitative Component percentage from 100%. The Qualitative Component for each Participant can range from zero up to 3 times their respective base salary multiplied by the Qualitative Component percentage.

The Compensation Committee may consider the following qualitative performance factors when determining the amount of the Qualitative Component in addition to any other factors that the Compensation Committee deems to be appropriate: (i) for the Chief Executive Officer (the “CEO”): (A) leadership of the Company, (B) investor relations, shareholder communications and capital raising, (C) the Company’s performance relative to its budget and (D) risk management and capital preservation, and (ii) for all other Participants, qualitative performance objectives determined annually by the CEO and the Board, which may include criteria such as: (A) business unit/functional area performance and (B) leadership and organizational development.

Form of Bonuses.

(i)Size of Cash Component of Bonus Awards. Bonus Awards under the Plan may be paid in cash, or depending on the size of the bonus award, a combination of cash and restricted stock. The following table defines the form of Bonus Award payment for each Participant at various payout levels:

Bonus Payout Amounts	% Payable in Cash	% Payable in Restricted Stock
Less than $150,000	100%	0%
Between $150,000 and $1,000,000	50%	50%
In excess of $1,000,000	0%	100%

All Bonus Award amounts in excess of one million dollars will be paid in Long-Term Equity awards.

(ii) Long-Term Equity Award. Long-Term Equity Component will be in the form of shares of restricted stock under the Company’s 2010 Stock Incentive Plan that will vest ratably on an annual basis over a three-year period or such other period as may be determined by the Compensation Committee.